U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     BERMEISTER                      KEVIN
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   (Last)                           (First)             (Middle)
     c/o BRILLIANT DIGITAL ENTERTAINMENT, INC.
     6355 TOPANGA CANYON BOULEVARD, SUITE 120
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                                    (Street)

     WOODLAND HILLS                   CA                 91367
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     BRILLIANT DIGITAL ENTERTAINMENT, INC. (AMEX:"BDE")

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Day/Year

     SEPTEMBER 3, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     PRESIDENT AND CHIEF EXECUTIVE OFFICER
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                            6.
                                                              4.                             5.             Owner-
                                                              Securities Acquired (A) or     Amount of      ship
                                                 3.           Disposed of (D)                Securities     Form:     7.
                                   2A.           Transaction  (Instr. 3, 4 and 5)            Beneficially   Direct    Nature of
                      2.           Deemed        Code         -----------------------------  Owned at End   (D) or    Indirect
1.                    Transaction  Execution     (Instr. 8)                (A)               of Month       Indirect  Beneficial
Title of Security     Date         Date, if any  -----------   Amount      or    Price       (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)   (mm/dd/yy)    Code     V                (D)               and 4)         (Instr.4) (Instr. 4)
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
                                                                                                                      BY GENERAL
COMMON STOCK          09/03/02                   P             2,330,226   A     $0.1502     5,571,850(1)   I         PARTNERSHIP
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                                                                                                                      BY GENERAL
COMMON STOCK                                                                                   900,000(1)   I         PARTNERSHIP
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COMMON STOCK                                                                                   595,350      D
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                  7.                       of        Form
              2.                                                                  Title and                Deriv-    of
              Conver-                             5.                              Amount of                ative     Deriv-  11.
              sion                                Number of                       Underlying               Secur-    ative   Nature
              or                 3A.              Derivative    6.                Securities       8.      ities     Secur-  of
              Exer-              Deemed  4.       Securities    Date              (Instr. 3        Price   Bene-     ity:    In-
              cise      3.       Execu-  Trans-   Acquired (A)  Exercisable and   and 4)           of      ficially  Direct  direct
              Price     Trans-   tion    action   or Disposed   Expiration Date   --------------   Deriv-  Owned     (D) or  Bene-
1.            of        action   Date,   Code     of(D)         (Month/Day/Year)         Amount    ative   at End    In-     ficial
Title of      Deriv-    Date     if any  (Instr.  (Instr. 3,    ----------------         or        Secur-  of        direct  Owner-
Derivative    ative     (Month/  (Month/ 8)       4 and 5)      Date     Expira-         Number    ity     Month     (I)     ship
Security      Secur-    Day/     Day/    ------   ------------  Exer-    tion            of        (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)    ity       Year)    Year)   Code V    (A)     (D)  cisable  Date     Title  Shares    5)      4)        4)      4)
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
COMMON STOCK                                                                                                                 BY
WARRANT                                                                                                                      GENERAL
(RIGHT TO                                                                         COMMON                   4,142,625 I       PARTNER
BUY)          $0.168975 09/03/02         P        4,142,625     12/03/02 09/03/05 STOCK  4,142,625 0       (1)               SHIP
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
Explanation of Responses:
(1) The Reporting Person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

     /s/ KEVIN BERMEISTER                                       09/03/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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